Exhibit 23


               CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS


Boundless Corporation

We hereby consent to the incorporation by reference in the registration statements of Boundless Corporation on Form S-8 (File Nos. 33-95846, 33-81106, 33-86896 and 333-76597) of our report dated March 14, 2002 on our audits of the consolidated financial statements and schedules of Boundless Corporation and Subsidiaries, which report is included in this Annual Report on Form 10-K for the year ended December 31, 2001. Our report contains an explanatory paragraph regarding the Company's ability to continue as a going concern.


BDO Seidman, LLP


Melville, New York
March 27, 2002